As filed with the Securities and Exchange Commission on June 18, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVERSAL LOGISTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Michigan	38-3640097
(State or other Jurisdiction of Incorporation or Formation)	(I.R.S. Employer Identification No.)

12755 E. Nine Mile Road

Warren, Michigan 48089

586-920-0100

(Address of Principal Executive Offices, Zip Code)

Universal Logistics Holdings, Inc. 2024 Equity Incentive Plan

(Full Title of the Plan)

Tim Phillips

Chief Executive Officer

Universal Logistics Holdings, Inc.

12755 E. Nine Mile Road

Warren, Michigan 48089

586-920-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Edwin J. Lukas, Esq.

Vistula PLC

100 Maple Park Boulevard, Suite 110

Saint Clair Shores, Michigan 48081

313-989-0004

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission (“Commission”) by Universal Logistics Holdings, Inc. (the “Registrant”) for the purpose of registering 750,000 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), that may be issued under the Universal Logistics Holdings, Inc. 2024 Equity Incentive Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be delivered to participants in the Plan, in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed with the Commission by the Registrant (excluding any portions of such documents that have been “furnished” but “not filed”), are incorporated by reference in this Registration Statement as of their respective dates:

A. The Registrant’s Annual Report on Form 10-K, filed with the Commission on March 15, 2024 (File No. 000-51142), for the fiscal year ended December 31, 2023;

B. The Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on May 9, 2024 (File No. 000-51142), for the fiscal quarter ended March 30, 2024;

C. The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 15, 2024, March  29, 2024, April  9, 2024, and April 25, 2024 (File No. 000-51142); and

D. The description of the Common Stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on February 1, 2005 (File No. 000-51142) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their dates of filing; except as to any portion of any current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement is deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Information furnished under Items 2.02 or 7.01 of the Registrant’s Current Reports on Form 8-K is not and will not be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Sections 561 through 571 of the Michigan Business Corporation Act authorize indemnification of directors and officers of Michigan corporations. Our Articles of Incorporation require us to indemnify directors and officers to the fullest extent permitted by Michigan law. Our Bylaws permit us to indemnify directors and officers against expenses, attorneys’ fees, judgments, penalties, fines and settlements reasonably incurred in connection with any threatened, pending or completed action or proceeding brought by a third party so long as the director or officer acted in good faith and in a manner reasonably believed not to be opposed to our best interests or, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Indemnification includes civil, criminal, administrative or investigative proceedings and service at our request as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether for profit or not. The Bylaws also allow us to indemnify directors and officers against expenses and attorneys’ fees related to any threatened, pending or completed action brought by or in the right of the Company so long as the director acted in good faith and in a manner reasonably believed not to be opposed to our best interests. The Bylaws require us to indemnify officers and directors whose defense on the merits or otherwise has been successful; however, no indemnification is allowed as to any claim where the director or officer is judged to be liable to us in the performance of his or her duties to us unless such indemnification is specifically approved by the court in which such action was brought.

Although our Bylaws permit indemnification in the situations described above, each request for indemnification must be individually authorized by (1) the board by a majority of a quorum consisting of directors who were not parties or threatened to be made parties to the action or proceeding, (2) independent legal counsel in a written opinion if such quorum is not obtainable or (3) our shareholders. To the extent that a director or officer is successful on the merits or otherwise in defense of any action, suit or proceeding, our Bylaws dictate that he or she must be indemnified against expenses actually and reasonably incurred. The Bylaws also provide that indemnification is a contractual right between the Company and the officer or director that is not adversely affected by a repeal of the Bylaw indemnification provisions.

Our board of directors has approved, and we have entered into, indemnification agreements with our directors and elected officers which provide for indemnification against expenses incurred in connection with, as well as judgments, fines and amounts paid in settlement resulting from any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at our request as a director, trustee, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, so long as such amounts have been actually and reasonably incurred by the indemnitee.

Section 567 of the MBCA and our Bylaws authorize us to purchase and maintain insurance on behalf of a person who is or was a director, officer, employee or agent of us or who serves at the request of us as a director, officer, employee or agent of a nonprofit or for profit foreign or domestic corporation, partnership, joint venture, trust or other enterprise, whether or not we would have the power to indemnify him or her under the Bylaws or the laws of the State of Michigan. We maintain a directors’ and officers’ insurance policy, which insures directors and officers against unindemnified losses from certain wrongful acts in their capacities as directors and officers and reimburses us for those losses for which we have lawfully indemnified the directors and officers.

In addition, we entered into a Second Amended and Restated Registration Rights Agreement dated July 28, 2021 with certain members of the Moroun family and their related trusts. This agreement provides for indemnification by the Company of the Moroun family holders for certain liabilities arising under the Securities Act and otherwise in connection with any registration of shares of our common stock pursuant to the agreement.

Item 8. Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 filed on November 15, 2004)

4.2.	Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i)-1 and 3(i)-2 to the Registrant’s Current Report on Form 8-K filed on November 1, 2012)

4.3	Certificate of Amendment to Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 2, 2016)

4.4	Sixth Amended and Restated Bylaws (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 15, 2024)

4.5	Second Amended and Restated Registration Rights Agreement dated July 28, 2021 (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed July 29, 2021)

4.6	Joinder Agreement to Registration Rights Agreement dated August 1, 2023, among Registrant and the Swiftsure Trust (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed August 3, 2023)

4.7	Universal Logistics Holdings, Inc. 2024 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on April 25, 2024)

5.1*	Opinion of Vistula PLC

23.1*	Consent of Grant Thornton LLP

23.2*	Consent of Vistula PLC (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page to this Registration Statement)

107.1*	Calculation of Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 18, 2024	UNIVERSAL LOGISTICS HOLDINGS, INC.

	By:	/s/ Tim Phillips
	Name:	Tim Phillips
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Tim Phillips, Jude M. Beres, and Steven A. Fitzpatrick, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution in each of them singly, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signatures	Title	Date

/s/ Tim Phillips	Chief Executive Officer	June 18, 2024
Tim Phillips	(Principal Executive Officer)

/s/ Jude Beres	Chief Financial Officer and Treasurer	June 18, 2024
Jude Beres	(Principal Financial and Accounting Officer)

/s/ Matthew T. Moroun	Chair of the Board	June 18, 2024
Matthew T. Moroun

/s/ Matthew J. Moroun	Director	June 18, 2024
Matthew J. Moroun

/s/ Grant Belanger	Director	June 18, 2024
Grant Belanger

/s/ Frederick P. Calderone	Director	June 18, 2024
Frederick P. Calderone

/s/ Daniel J. Deane	Director	June 18, 2024
Daniel J. Deane

/s/ Clarence W. Gooden	Director	June 18, 2024
Clarence W. Gooden

/s/ Marcus D. Hudson	Director	June 18, 2024
Marcus D. Hudson

/s/ Michael A. Regan	Director	June 18, 2024
Michael A. Regan

/s/ Richard P. Urban	Director	June 18, 2024
Richard P. Urban

/s/ H. E. “Scott” Wolfe	Director	June 18, 2024
H. E. “Scott” Wolfe